Exhibit 99.01

News Release
For Immediate Release
Date: February 24, 2014

El Paso Electric Announces Fourth Quarter and Annual Financial Results

Overview

•
For the fourth quarter of 2013, El Paso Electric Company ("EE") or (the "Company") reported net income of $1.2 million, or $0.03 basic and diluted earnings per share, respectively. In the fourth quarter of 2012, EE reported net income of $4.8 million, or $0.12 basic and diluted earnings per share.

•
For the twelve months ended December 31, 2013, EE reported net income of $88.6 million, or $2.20 basic and diluted earnings per share. Net income for the twelve months ended December 31, 2012 was $90.8 million, or $2.27 and $2.26 basic and diluted earnings per share, respectively.

“As we have for many years, we continue to experience an increase in the number of customers served. Due to less favorable weather during our summer cooling season and lower revenues from governmental customers, however, we experienced a decline in non-fuel base revenues during both the fourth quarter of 2013 and the twelve months ended December 31, 2013, as compared to the corresponding periods in the prior year,” said Tom Shockley, Chief Executive Officer. “Additionally, our revenues for the twelve months ended December 31, 2013 reflect a carryover impact of the reduction in non-fuel base rates for our Texas customers which became effective May 1, 2012. We are fortunate to be part of a vibrant and growing community and we look forward to continuing to meet the region's expanding energy needs with clean and reliable technology.”

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2013 net income relative to 2012 net income.

	Quarter Ended			Twelve Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
December 31, 2012		$4,819	$0.12		$90,846	$2.27
Changes in:
Operations and maintenance expense	$(3,989)	(2,632)	(0.07)	$(1,326)	(875)	(0.02)
Retail non-fuel base revenues	(2,510)	(1,656)	(0.04)	(3,784)	(2,497)	(0.06)
Interest on long-term debt	(1,001)	(660)	(0.01)	(4,003)	(2,642)	(0.07)
Deregulated Palo Verde Unit 3 revenues	(592)	(391)	(0.01)	1,575	1,039	0.02
Allowance for funds used during construction	(439)	(389)	(0.01)	1,063	900	0.02
Income tax adjustment	—	1,200	0.03	—	1,200	0.03
Other		900	0.02		612	0.01
December 31, 2013		$1,191	$0.03		$88,583	$2.20
Fourth Quarter 2013
Income for the quarter ended December 31, 2013, when compared to the same period last year, was negatively affected by:

•
Increased operations and maintenance expense primarily due to (i) a $1.6 million refund of transmission wheeling expense recorded in the fourth quarter of 2012 related to a transmission rate case resolution with no comparable activity in the current period, (ii) an increase in production maintenance expense of $1.9 million due to the timing of planned maintenance, and (iii) increased consulting and legal services related to the analysis of our future involvement at the Four Corners Generating Station.

•
Decreased retail non-fuel base revenues primarily due to milder weather in October at the end of the summer cooling season and due to effects of the federal government sequestration and shutdown in October 2013 on our governmental customers.

•	Increased interest on long-term debt due to interest on $150 million of 3.30% senior notes issued in December 2012.

Income for the quarter ended December 31, 2013, when compared to the same period last year, was positively affected by:

•
Income tax benefit of $2.7 million recorded in the fourth quarter of 2013 related to positive developments in state income tax audits and settlements partially offset by a $1.5 million tax benefit recorded in the same period last year.

Other items impacting earnings included lower deregulated Palo Verde Unit 3 revenues reflecting the 2013 fall refueling outage and lower allowance for funds used during construction ("AFUDC") due to a lower balance of construction work in progress subject to AFUDC in the current quarter as compared to the same period last year.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Year to Date

Income for the twelve months ended December 31, 2013, when compared to the same period last year, was negatively affected by:

•	Increased interest on long-term debt due to interest on $150 million of 3.30% senior notes issued in December 2012.

•
Decreased retail non-fuel base revenues primarily due to decreased revenues from sales to our commercial and industrial customers reflecting the reduction in our non-fuel base rates in Texas effective on May 1, 2012, and a decline in revenues from our public authority customers.

•
Increased operations and maintenance expense primarily due to increased outside services related to software systems support and improvements, consulting and legal services related to the analysis of our future involvement at the Four Corners Generating Station, and increased maintenance on our distribution plant. These increases were partially offset by a decrease in the provision for uncollectible customer accounts and decreased operations and maintenance expense at Palo Verde primarily due to reduced operations expense at Units 2 and 3.

Income for the twelve months ended December 31, 2013, when compared to the same period last year, was positively affected by:

•
Income tax benefit of $2.7 million recorded in 2013 related to positive developments in state income tax audits and settlements partially offset by a $1.5 million tax benefit recorded in the same period last year.

•
Increased revenues from retail sales of deregulated Palo Verde Unit 3 power due to a 19.2% increase in power prices in 2013 partially offset by an 8.5% increase in the costs of nuclear fuel and a 3.8% decrease in generation.

•	Increased AFUDC due to higher balances of construction work in progress subject to AFUDC, largely due to construction of Rio Grande Unit 9 placed in service in May 2013.
Retail Non-fuel Base Revenues
Retail non-fuel base revenues decreased $2.5 million, pre-tax, or 2.2% in the fourth quarter of 2013 compared to the same period in 2012, reflecting milder weather in October 2013 at the end of the summer cooling season which impacted sales to residential, small commercial, and to a lesser extent public authority customers. Cooling degree days decreased 51% for the fourth quarter of 2013 compared to the same quarter last year, while heating degree days increased 26.8% for the fourth quarter of 2013 compared to the same quarter last year. Cooling degree days decreased by 50% in October 2013 as compared to October 2012 and were 27% below the 10-year average. The month of October is part of our summer cooling season in which we charge higher base rates to residential and small commercial customers. Fourth quarter 2013 sales to public authorities and small commercial and industrial customers were also negatively impacted by the federal government sequestration and shutdown in October. KWh sales to public authorities in the fourth quarter of 2013 decreased approximately 3.6% compared to the same quarter in 2012. KWh sales to small commercial and industrial customers in the fourth quarter of 2013 decreased 0.8% compared to the same quarter in 2012 despite a 1.6% increase in the average number of customers served. KWh sales decreased 2.1% from sales to large commercial and industrial customers and non-fuel base revenues decreased 4.8%. KWh sales to residential customers increased by 1.0% due to a 1.2% increase in the average number of residential customers served. Non-fuel base revenues and kWh sales are provided by customer class on page 10 of this release.

For the twelve months ended December 31, 2013, retail non-fuel base revenues decreased $3.8 million, pre-tax, or 0.7% compared to the same period in 2012. The decrease in retail non-fuel base revenues was primarily due

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

to decreased revenues from our commercial and industrial customers which reflect the impact of the reduction in non-fuel base rates for our Texas customers which became effective May 1, 2012. Non-fuel base revenues from sales to small commercial and industrial customers and large commercial and industrial customers decreased 1.8% and 4.3%, respectively. Retail non-fuel base revenues from sales to public authorities decreased 1.1%. While the kWh sales to public authorities increased by 0.3% in 2013 compared to 2012, revenues from this customer class reflect the impacts of recently installed solar photovoltaic generation at Fort Bliss and White Sands Missile Range. Additionally, 2013 revenues were negatively impacted by the federal government sequestration and shutdown in October 2013. KWh sales to small commercial and industrial customers decreased 0.7%. The decrease in retail non-fuel base revenues was partially offset by an increase of 1.1% in non-fuel base revenues from sales to residential customers reflecting a 1.2% increase in kWh sales to our residential customer class. The increase in kWh sales to our residential customers reflects a 1.3% increase in the average number of residential customers served. Weather significantly impacts our residential, small commercial, and to a lesser extent, our sales to public authorities. We experienced less favorable weather during our summer cooling season. Cooling degree days decreased 6.3% when compared to the same period last year but were higher than the 10-year average by 2.4%. Heating degree days increased 20.8% over last year and were 8.0% higher than the 10-year average. Non-fuel base revenues and kWh sales are provided by customer class on page 12 of this release.
Capital and Liquidity
We continue to maintain a strong capital structure to ensure access to capital markets at reasonable rates. At December 31, 2013, common stock equity represented 48.2% of our capitalization (common stock equity, long-term debt, and short-term borrowings under the revolving credit facility (the"RCF")). At December 31, 2013, we had a balance of $25.6 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, and available borrowings under the RCF to meet all of our anticipated cash requirements for the next twelve months. We may also issue long-term debt in the capital markets to finance capital requirements in 2014.
Cash flows from operations for the twelve months ended December 31, 2013 were $247.5 million compared to $273.1 million in the corresponding period in 2012. The primary factor affecting the decreased cash flow was an under-collection of fuel revenues in 2013 versus an over-recovery in the prior year. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the twelve months ended December 31, 2013, the Company had a fuel under-recovery of $10.8 million compared to an over-recovery of fuel costs, net of refunds, of $11.7 million during the twelve months ended December 31, 2012. At December 31, 2013, we had a net fuel under-recovery balance of $6.2 million, including an under-recovery balance of $7.2 million in Texas and an over-recovery balance of $1.0 million in New Mexico. In October 2013, we implemented an increased fixed fuel factor in Texas which was based upon a formula that reflects projected prices for natural gas.
During the twelve months ended December 31, 2013, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric plant were $237.4 million for the twelve months ended December 31, 2013 and $202.4 million for the twelve months ended December 31, 2012. Capital requirements for purchases of nuclear fuel were $30.5 million for the twelve months ended December 31, 2013 and $46.0 million for the twelve months ended December 31, 2012.
On January 23, 2014, the Board of Directors declared a quarterly cash dividend of $0.265 per share payable on March 31, 2014 to shareholders of record on March 14, 2014. On December 30, 2013, we paid a quarterly cash dividend of $0.265 per share or $10.7 million to shareholders of record on December 13, 2013. We paid a total of $42.0 million in cash dividends during the twelve months ended December 31, 2013. We expect to continue paying quarterly dividends during 2014 and we expect to review the dividend policy in the second quarter of 2014.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

No shares of common stock were repurchased during the twelve months ended December 31, 2013. As of December 31, 2013, a total of 393,816 shares remain available for repurchase under the currently authorized stock repurchase program. The Company may repurchase shares in the open market from time to time.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (“RGRT”). RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in the Company's financial statements. On January 14, 2014, we entered into an amended agreement where we have available a $300 million RCF for a term ending January 14, 2019. We may increase the RCF by up to $100 million (up to a total of $400 million) during the term of the agreement, upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. The amounts we borrow under the RCF may be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by the RGRT was $124.4 million at December 31, 2013 of which $14.4 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Borrowings by the RGRT for nuclear fuel were $132.2 million as of December 31, 2012, of which $22.2 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. No borrowings were outstanding at December 31, 2013 or December 31, 2012 under the RCF for working capital or general corporate purposes.
2014 Earnings Guidance
We are providing earnings guidance for 2014 within a range of $2.10 to $2.50 per basic share.
Conference Call
A conference call to discuss fourth quarter 2013 earnings is scheduled for 11:00 A.M. Eastern Time, on February 24, 2014. The dial-in number is 888-438-5519 with a conference ID number of 6936177. The international dial-in number is 719-325-2315. The conference leader will be Steven P. Busser, Vice President - Treasurer. A replay will run through March 10, 2014 with a dial-in number of 888-203-1112 and a conference ID number of 6936177. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) the size of our construction program and our ability to complete construction on budget; (vii) potential delays in our construction schedule due to legal challenges or other reasons; (viii) costs at Palo Verde; (ix) deregulation and competition in the electric utility industry; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xii) uncertainties and instability in the financial markets and the resulting impact on

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

EE's ability to access the capital and credit markets; and (xiii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

Media Contacts
Eddie Gutierrez
915.543.5763
eduardo.gutierrez@epelectric.com

El Paso Electric Investor Relations
Steve Busser
915.543.5983
steve.busser@epelectric.com

Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended December 31, 2013 and 2012
(In thousands except for per share data)
(Unaudited)

	2013	2012	Variance

Operating revenues, net of energy expenses:
Base revenues	$113,137	$115,768	$(2,631)	(a)
Deregulated Palo Verde Unit 3 revenues	2,163	2,755	(592)
Other	7,148	7,388	(240)
Operating Revenues Net of Energy Expenses	122,448	125,911	(3,463)

Other operating expenses:
Other operations and maintenance	53,915	49,971	3,944
Palo Verde operations and maintenance	29,238	29,193	45
Taxes other than income taxes	12,965	13,812	(847)
Other income	1,783	1,077	706
Earnings Before Interest, Taxes, Depreciation and Amortization	28,113	34,012	(5,899)	(b)

Depreciation and amortization	20,280	19,227	1,053
Interest on long-term debt	14,806	13,805	1,001
AFUDC and capitalized interest	5,466	5,837	(371)
Other interest expense	(25)	325	(350)
Income (Loss) Before Income Taxes	(1,482)	6,492	(7,974)

Income tax expense (benefit)	(2,673)	1,673	(4,346)

Net Income	$1,191	$4,819	$(3,628)

Basic Earnings per Share	$0.03	$0.12	$(0.09)

Diluted Earnings per Share	$0.03	$0.12	$(0.09)

Dividends declared per share of common stock	$0.265	$0.25	$0.015

Weighted average number of shares outstanding	40,135	40,016	119

Weighted average number of shares and dilutive
potential shares outstanding	40,135	40,090	45

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $16.1 million and $16.3 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Statements of Operations
Twelve Months Ended December 31, 2013 and 2012
(In thousands except for per share data)
(Unaudited)

	2013	2012	Variance

Operating revenues, net of energy expenses:
Base revenues	$558,670	$562,600	$(3,930)	(a)
Deregulated Palo Verde Unit 3 revenues	11,423	9,848	1,575
Other	31,138	29,106	2,032
Operating Revenues Net of Energy Expenses	601,231	601,554	(323)

Other operating expenses:
Other operations and maintenance	201,515	198,706	2,809
Palo Verde operations and maintenance	96,708	98,191	(1,483)
Taxes other than income taxes	57,747	57,443	304
Other income	4,307	4,677	(370)
Earnings Before Interest, Taxes, Depreciation and Amortization	249,568	251,891	(2,323)	(b)

Depreciation and amortization	79,626	78,556	1,070
Interest on long-term debt	58,635	54,632	4,003
AFUDC and capitalized interest	21,362	20,312	1,050
Other interest expense	431	1,190	(759)
Income Before Income Taxes	132,238	137,825	(5,587)

Income tax expense	43,655	46,979	(3,324)

Net Income	$88,583	$90,846	$(2,263)

Basic Earnings per Share	$2.20	$2.27	$(0.07)

Diluted Earnings per Share	$2.20	$2.26	$(0.06)

Dividends declared per share of common stock	$1.045	$0.97	$0.075

Weighted average number of shares outstanding	40,115	39,974	141

Weighted average number of shares and dilutive
potential shares outstanding	40,127	40,056	71

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $73.3 million and $74.2 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Cash Flow Summary
Twelve Months Ended December 31, 2013 and 2012
(In thousands and Unaudited)

	2013	2012
Cash flows from operating activities:
Net income	$88,583	$90,846
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	79,626	78,556
Amortization of nuclear fuel	42,537	42,953
Deferred income taxes, net	44,678	43,561
Other	5,623	4,818
Change in:
Net overcollection (undercollection) of fuel revenues	(10,843)	11,668
Accounts receivable	(2,450)	13,448
Accounts payable	8,180	1,725
Other	(8,459)	(14,467)
Net cash provided by operating activities	247,475	273,108

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(237,411)	(202,387)
Cash additions to nuclear fuel	(30,535)	(46,009)
Decommissioning trust funds	(9,343)	(9,163)
Other	(5,475)	(8,495)
Net cash used for investing activities	(282,764)	(266,054)

Cash flows from financing activities:
Dividends paid	(42,049)	(38,889)
Borrowings under the revolving credit facility, net	(7,803)	(11,224)
Proceeds from issuance of long-term senior notes	—	149,682
Other	(324)	(3,774)
Net cash provided by (used for) financing activities	(50,176)	95,795

Net increase (decrease) in cash and cash equivalents	(85,465)	102,849

Cash and cash equivalents at beginning of period	111,057	8,208

Cash and cash equivalents at end of period	$25,592	$111,057

El Paso Electric Company
Quarter Ended December 31, 2013 and 2012
Sales and Revenues Statistics

				Increase (Decrease)
		2013	2012	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	540,826	535,277	5,549	1.0%
	Commercial and industrial, small	535,818	540,078	(4,260)	(0.8)%
	Commercial and industrial, large	282,280	288,246	(5,966)	(2.1)%
	Public authorities	376,806	390,720	(13,914)	(3.6)%
	Total retail sales	1,735,730	1,754,321	(18,591)	(1.1)%
	Wholesale:
	Sales for resale	8,919	11,204	(2,285)	(20.4)%
	Off-system sales	580,761	647,572	(66,811)	(10.3)%
	Total wholesale sales	589,680	658,776	(69,096)	(10.5)%
	Total kWh sales	2,325,410	2,413,097	(87,687)	(3.6)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$46,409	$46,357	$52	0.1%
	Commercial and industrial, small	37,805	38,718	(913)	(2.4)%
	Commercial and industrial, large	9,240	9,701	(461)	(4.8)%
	Public authorities	19,378	20,566	(1,188)	(5.8)%
	Total retail non-fuel base revenues	112,832	115,342	(2,510)	(2.2)%
	Wholesale:
	Sales for resale	305	426	(121)	(28.4)%
	Total non-fuel base revenues	113,137	115,768	(2,631)	(2.3)%
	Fuel revenues:
	Recovered from customers during the period	31,424	27,468	3,956	14.4%
	Under collection of fuel	2,480	2,289	191	8.3%
	New Mexico fuel in base rates	16,082	16,273	(191)	(1.2)%
	Total fuel revenues (a)	49,986	46,030	3,956	8.6%
	Off-system sales:
	Fuel cost	16,862	16,869	(7)	—%
	Shared margins	2,762	2,326	436	18.7%
	Retained margins	322	274	48	17.5%
	Total off-system sales	19,946	19,469	477	2.5%
	Other (b)	7,228	7,535	(307)	(4.1)%
	Total operating revenues	$190,297	$188,802	$1,495	0.8%

(a)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.2 million and $2.7 million, respectively.
(b)	Represents revenues with no related kWh sales.

El Paso Electric Company
Quarter Ended December 31, 2013 and 2012
Other Statistical Data

			Increase (Decrease)
	2013	2012	Amount	Percentage

Average number of retail customers: (a)
Residential	349,494	345,325	4,169	1.2%
Commercial and industrial, small	39,232	38,633	599	1.6%
Commercial and industrial, large	50	51	(1)	(2.0)%
Public authorities	5,046	4,920	126	2.6%
Total	393,822	388,929	4,893	1.3%

Number of retail customers (end of period): (a)
Residential	349,629	345,567	4,062	1.2%
Commercial and industrial, small	39,164	38,494	670	1.7%
Commercial and industrial, large	50	50	—	—
Public authorities	5,043	4,896	147	3.0%
Total	393,886	389,007	4,879	1.3%

Weather statistics: (b)			10-Yr Average
Heating degree days	1,007	794	954
Cooling degree days	80	164	111

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2013	2012	Amount	Percentage

Palo Verde	1,044,033	1,146,910	(102,877)	(9.0)%
Four Corners	149,173	174,553	(25,380)	(14.5)%
Gas plants	840,477	706,916	133,561	18.9%
Total generation	2,033,683	2,028,379	5,304	0.3%
Purchased power:
Photovoltaic	23,828	25,353	(1,525)	(6.0)%
Other	380,720	471,347	(90,627)	(19.2)%
Total purchased power	404,548	496,700	(92,152)	(18.6)%
Total available energy	2,438,231	2,525,079	(86,848)	(3.4)%
Line losses and Company use	112,821	111,982	839	0.7%
Total kWh sold	2,325,410	2,413,097	(87,687)	(3.6)%

	Palo Verde capacity factor	76.0%	83.7%	(7.7)%

(a)
The number of retail customers presented for both the current and prior periods are based on the number of service locations. Previous presentations of the number of retail customers in 2012 were based on the number of bills rendered including consolidated bills for customers operating multiple facilities. Management believes that the number of service locations provides a more accurate indicator of customers served than the number of bills rendered.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Twelve Months Ended December 31, 2013 and 2012
Sales and Revenues Statistics

				Increase (Decrease)
		2013	2012	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,679,262	2,648,348	30,914	1.2%
	Commercial and industrial, small	2,349,148	2,366,541	(17,393)	(0.7)%
	Commercial and industrial, large	1,095,379	1,082,973	12,406	1.1%
	Public authorities	1,622,607	1,617,606	5,001	0.3%
	Total retail sales	7,746,396	7,715,468	30,928	0.4%
	Wholesale:
	Sales for resale	61,232	64,266	(3,034)	(4.7)%
	Off-system sales	2,472,622	2,614,132	(141,510)	(5.4)%
	Total wholesale sales	2,533,854	2,678,398	(144,544)	(5.4)%
	Total kWh sales	10,280,250	10,393,866	(113,616)	(1.1)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$236,651	$234,095	$2,556	1.1%
	Commercial and industrial, small	184,568	188,014	(3,446)	(1.8)%
	Commercial and industrial, large	40,235	42,041	(1,806)	(4.3)%
	Public authorities	95,044	96,132	(1,088)	(1.1)%
	Total retail non-fuel base revenues	556,498	560,282	(3,784)	(0.7)%
	Wholesale:
	Sales for resale	2,172	2,318	(146)	(6.3)%
	Total non-fuel base revenues	558,670	562,600	(3,930)	(0.7)%

	Fuel revenues:
	Recovered from customers during the period (a)	133,481	130,193	3,288	2.5%
	Under (over) collection of fuel	10,849	(18,539)	29,388	—
	New Mexico fuel in base rates	73,295	74,154	(859)	(1.2)%
	Total fuel revenues (b)	217,625	185,808	31,817	17.1%

	Off-system sales:
	Fuel cost	68,241	62,481	5,760	9.2%
	Shared margins	13,016	9,191	3,825	41.6%
	Retained margins	1,549	1,098	451	41.1%
	Total off-system sales	82,806	72,770	10,036	13.8%
	Other (c)	31,261	31,703	(442)	(1.4)%
	Total operating revenues	$890,362	$852,881	$37,481	4.4%

(a)	Excludes $6.9 million of refunds in 2012 related to prior periods Texas deferred fuel revenues.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $11.4 million and $9.8 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Twelve Months Ended December 31, 2013 and 2012
Other Statistical Data

			Increase (Decrease)
	2013	2012	Amount	Percentage

Average number of retail customers: (a)
Residential	347,891	343,409	4,482	1.3%
Commercial and industrial, small	38,836	38,601	235	0.6%
Commercial and industrial, large	50	50	—	—
Public authorities	4,997	4,828	169	3.5%
Total	391,774	386,888	4,886	1.3%

Number of retail customers (end of period): (a)
Residential	349,629	345,567	4,062	1.2%
Commercial and industrial, small	39,164	38,494	670	1.7%
Commercial and industrial, large	50	50	—	—
Public authorities	5,043	4,896	147	3.0%
Total	393,886	389,007	4,879	1.3%

Weather statistics: (b)			10-Yr Average
Heating degree days	2,426	2,009	2,247
Cooling degree days	2,695	2,876	2,633

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2013	2012	Amount	Percentage

Palo Verde	4,966,233	5,045,772	(79,539)	(1.6)%
Four Corners	635,717	655,108	(19,391)	(3.0)%
Gas plants	3,686,823	3,561,253	125,570	3.5%
Total generation	9,288,773	9,262,133	26,640	0.3%
Purchased power:
Photovoltaic	120,926	103,189	17,737	17.2%
Other	1,427,004	1,665,621	(238,617)	(14.3)%
Total purchased power	1,547,930	1,768,810	(220,880)	(12.5)%
Total available energy	10,836,703	11,030,943	(194,240)	(1.8)%
Line losses and Company use	556,453	637,077	(80,624)	(12.7)%
Total kWh sold	10,280,250	10,393,866	(113,616)	(1.1)%

	Palo Verde capacity factor	91.1%	92.3%	(1.2)%

(a)
The number of retail customers presented for both the current and prior periods are based on the number of service locations. Previous presentations of the number of retail customers in 2012 were based on the number of bills rendered including consolidated bills for customers operating multiple facilities. Management believes that the number of service locations provides a more accurate indicator of customers served than the number of bills rendered.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Financial Statistics
At December 31, 2013 and 2012
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2013	2012

Cash and cash equivalents	$25,592	$111,057

Common stock equity	$943,833	$824,999
Long-term debt	999,620	999,535
Total capitalization	$1,943,453	$1,824,534

Short-term borrowings under the revolving credit facility	$14,352	$22,155

Number of shares - end of period	40,266,706	40,112,078

Book value per common share	$23.44	$20.57

Common equity ratio (a)	48.2%	44.7%
Debt ratio	51.8%	55.3%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.